Exhibit 99.3

CONSENT OF DUNDEE SECURITIES CORPORATION

We hereby consent to (i) the use of our opinion letter, dated May 31, 2007, to the Board of Directors of Visa Canada Association, included as Annex G to the Proxy Statement-Prospectus which forms a part of Amendment No. 4 to the Registration Statement on Form S-4 filed by Visa Inc. with the Securities and Exchange Commission (the “Registration Statement”) relating to the proposed restructuring transactions, (ii) the references to such opinion in such Proxy Statement-Prospectus under the heading “The Restructuring Transactions” and (iii) the use of our name in the Registration Statement. The foregoing consent applies only to the Registration Statement and not to any amendments or supplements thereto and our opinion is not to be used, circulated or quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: August 28, 2007

DUNDEE SECURITIES CORPORATION

By:	/s/ David G. Anderson
Name:	David G. Anderson
Title:	EVP & Director